SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION
12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	13-3191702
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

119 Fourth Avenue Needham, MA	02494-2725
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this relates:

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NASDAQ

Common Stock, $0.001 par value (1)

(Title of Class)

(1) This amendment relates to the common stock, par value $0.01 per share, of the registrant and associated rights to purchase the registrant’s Series C-1 Junior Participating Cumulative Preferred Stock, par value $0.01 per share.

This Form 8-A/A amends and supplements the Registration Statement on Form 8-A filed by AVANT Immunotherapeutics, Inc. (the “Company”), with the Securities and Exchange Commission on November 8, 2004 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement dated November 5, 2004, (the “Rights Agreement”) between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the expected execution of the Agreement and Plan of Merger, dated as of October 19, 2007 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Celldex Therapeutics, Inc. (“Celldex”) and Callisto Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), on October 19, 2007, Computershare Trust Company, N.A, as Rights Agent, entered into Amendment No. 1 to the Rights Agreement, dated as of November 5, 2004 (the “Amendment”). The Amendment provides that: (i) neither Merger Sub, nor Celldex or any of their Affiliates and Associates, (as those terms are defined in the Rights Agreement) either individually, collectively or in any combination, will be deemed to be an “Acquiring Person”, a “Beneficial Owner” or a “Principal Party” solely by virtue or as a result of the approval, execution, delivery, adoption or performance of the Merger Agreement, the commencement or consummation of the Merger, the issuance of shares of AVANT Common Stock to Celldex stockholders in connection with the Merger. The filing of a charter amendment with the Secretary of State of the State of Delaware in connection with the Merger or any other transactions contemplated thereby, (such actions described in this sentence, the “Permitted Events”) and (ii) no “Stock Acquisition Date” or “Distribution Date” will be deemed to have occurred solely by virtue or as a result of the public announcement of any Permitted Event.

The Amendment is attached hereto as an exhibit and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Miscellaneous

The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated herein by reference.

Item 2—Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to Shareholder Rights Agreement dated November 5, 2004, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

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AVANT IMMUNOTHERAPEUTICS, INC.

Date: October 19, 2007	By:	/s/ Una S. Ryan

Name: Una S. Ryan, Ph.D
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Shareholder Rights Agreement dated November 5, 2004, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as Rights Agent.

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